January 21, 2009	Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3300
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC.

ANNOUNCES FIRST QUARTER EARNINGS

FOR FISCAL 2009

AND QUARTERLY DIVIDEND

PITTSBURGH, PA, January 21, 2009 -- Fidelity Bancorp, Inc. (the “Company”) the holding company for Fidelity Bank, PaSB of Pittsburgh, Pennsylvania (NASDAQ: FSBI) today announced first quarter earnings for the three-month period ended December 31, 2008. Net income for the period was $1.7 million or $0.53 per share (diluted), as compared to net income of $861,000 or $0.28 per share (diluted) in the prior year quarter. Excluding the tax benefit in the amount of $491,000 recorded during the quarter ended December 31, 2008, net income would have been $1.2 million or $0.38 per share (diluted). Annualized return on assets was 0.91% and return on equity was 15.66% for the fiscal 2009 period, compared to 0.47% and 7.33%, respectively, for the same period in the prior year. Excluding the tax benefit of $491,000, annualized return on assets would have been 0.65% and return on equity would have been 11.10% for the 2009 fiscal period.

The Company’s net interest income before provision for loan losses increased $873,000 or 23.0% to $4.7 million for the quarter ended December 31, 2008, compared to $3.8 million in the prior year period. The increase primarily reflects an increase in the interest rate spread. The Company’s tax equivalent interest rate spread increased to 2.52% for the three months ending December 31, 2008 compared to 1.96% in the prior year.

The provision for loan losses increased to $555,000 for the quarter ended December 31, 2008, compared to $180,000 in the prior year quarter. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimates of the losses inherent in the portfolio. An evaluation of the loan portfolio, current economic conditions and other factors is performed each month at the balance sheet date. Net charge-offs for the three-months ended December 31, 2008 were $394,000 compared to $65,000 in the prior year period. Charge-offs for the current fiscal period are primarily attributed to four commercial business loans totaling $187,000, one home equity loan totaling $146,000, and two residential real estate loans totaling $30,000. Non-performing assets and foreclosed real estate were 1.24% of total assets at December 31, 2008, and the allowance for loan losses was 39.7% of non-performing loans and 0.75% of gross loansat that date. Non-performing assets and foreclosed real estate were 1.23% of total assets at December 31, 2007, and the allowance for loan losses was 35.3% of non-performing loans and 0.67% of gross loansat that date.

Other income, excluding impairment charges on securities, decreased $51,000 or 5.7% to $850,000 for the quarter ended December 31, 2008, compared to $901,000 in the prior year. The decrease primarily relates to a decrease in other operating income of $72,000, partially offset by an increase in loan service charges and fees of $13,000 and gains on sales of loans of $18,000. Impairment charges on securities were $75,000 for the quarter ended December 31, 2008, compared to $322,000 in the prior year. The impairment charges for the current period relate to the Company’s holdings of Freddie Mac preferred stock, whereas the impairment charges for the prior year period relate to the Company’s holdings of the AMF Ultra Short Mortgage Fund.

Operating expenses increased $146,000 or 4.7% to $3.2 million for the quarter ended December 31, 2008, compared to $3.1 million in the prior year period. Changes within operating expenses include increases in compensation and benefits expense, service bureau expense, and other operating expenses of $55,000, $38,000, and $79,000, respectively. These increases were offset by decreases in depreciation and amortization and foreclosed real estate expense of $8,000 and $20,000, respectively.

For the three-months ended December 31, 2008, the provision for income taxes decreased $278,000 to a benefit of $25,000 compared to a provision of $253,000 for the same period last year. The tax provision for the current period was significantly impacted by the impairment charges during the fiscal year ended September 30, 2008. On October 3, 2008, the Emergency Economic Stabilization Act was enacted which includes a provision permitting banks to recognize losses relating to FNMA and FHLMC preferred stock as an ordinary loss, thereby allowing the Company to recognize a tax benefit on the losses. Had the legislation been in effect as of September 30, 2008, and had the Company recognized the loss as an ordinary loss for the fiscal year ended September 30, 2008, the positive impact recorded would have been $491,000, or $0.16 per diluted share. Consequently, the Company recognized this additional tax benefit in the quarter ending December 31, 2008. Offsetting the tax benefit recorded during the period were increases to the provision attributed to higher pre-tax income and a higher effective tax rate due to anticipated higher earnings in 2009 and lower levels of tax-exempt income in the current year period.

Total assets were $741.3 million at December 31, 2008, an increase of $14.1 million or 1.9% compared to September 30, 2008, andan increase of $16.5 million or 2.3% compared to December 31, 2007. Net loans outstanding increased $12.3 million or 2.7% to $473.1 million at December 31, 2008 as compared to September 30, 2008, andincreased$9.3 million or 2.0% as compared to December 31, 2007. Deposits decreased $5.2 million or 1.2% to $411.2 million at December 31, 2008 as compared to September 30, 2008, and decreased $10.1 million or 2.4% as compared to December 31, 2007. Short-term borrowings increased $12.5 million to $44.7 million at December 31, 2008 as compared to September 30, 2008, and increased $10.7 million as compared to December 31, 2007. Long-term debt was relatively unchanged at $118.7 million at December 31, 2008 as compared to September 30, 2008, and increased $14.7 million as compared to December 31, 2007. Stockholders’ equity was $46.7 million at December 31, 2008, compared to $42.2 million at September 30, 2008 and $46.9 million at December 31, 2007. On December 12, 2008, the Company sold $7 million in preferred stock to the U.S. Department of Treasury as a participant in the federal government’s TARP Capital Purchase Program. In connection with the investment, the Company also issued a warrant to the Treasury, which permits the Treasury to purchase up to 121,387 shares of its common stock at an exercise price of

$8.65 per share. The Treasury Department’s TARP Capital Purchase Program is a voluntary program for healthy U.S. financial institutions designed to encourage these institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy.

QUARTERLY DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. yesterday declared a quarterly cash dividend of $0.14 per share on the Company’s common stock. The dividend is payable February 27, 2009 to stockholders of record February 13, 2009. This represents the 82nd uninterrupted quarterly cash dividend paid to stockholders.

The Company’s filings with the Securities and Exchange Commission are available on-line through the Company’s Internetwebsite at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries

Income Statements for the Three Months Ended

December 31, 2008 and 2007 – Unaudited

(In thousands, except per share data)

	Three Months Ended
	December 31,
	2008	2007

Interest income:
Loans	$7,074	$7,329
Mortgage-backed securities	1,137	940
Investment securities	1,567	1,923
Deposits with other institutions	2	5
Total interest income	9,780	10,197

Interest expense:
Savings deposits	2,351	3,379
Borrowed funds	2,650	2,880
SWAP's	25	—
Subordinated debt	80	137
Total interest expense	5,106	6,396

Net interest income before provision
for loan losses	4,674	3,801
Provision for loan losses	555	180
Net interest income after provision
for loan losses	4,119	3,621
Other income:
Loan service charges and fees	127	114
Impairment charge on securities	(75)	(322)
Gain on sale of loans	30	12
Deposit service charges and fees	388	398
Other operating income	305	377
Total other income	775	579

Operating expenses:
Compensation and benefits	1,927	1,872
Office occupancy and equipment	236	233
Depreciation and amortization	122	130
Loss on sales of foreclosed real estate	5	5
Foreclosed real estate expense	1	21
Intangible amortization	7	8
Service bureau expense	106	68
Other operating expenses	828	749
Total operating expenses	3,232	3,086

Income before income tax provision	1,662	1,114
Income tax provision	(25)	253
Net income	$1,687	$861

Basic earnings per share	$0.56	$0.29
Diluted earnings per share	$0.53	$0.28

Balance Sheets - Unaudited

(In thousands, except share data)

	December 31, 2008	September 30, 2008	December 31, 2007
Assets:
Cash and due from depository institutions	$6,163	$6,701	$8,098
Interest-earning demand deposits	1,473	4,071	332
Securities available-for-sale	143,515	146,680	153,743
Securities held-to-maturity	79,177	75,404	68,983
Loans receivable, net	473,107	460,786	463,839
Loans held-for-sale	443	225	216
Foreclosed real estate, net	157	170	25
Federal Home Loan Bank stock, at cost	10,034	7,943	7,466
Accrued interest receivable	3,392	3,512	3,688
Office premises and equipment	7,037	6,949	5,634
Other assets	16,810	14,769	12,819
Total assets	$741,308	$727,210	$724,843

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$411,244	$416,414	$421,350
Short-term borrowings	44,729	32,258	34,041
Subordinated notes payable	7,732	7,732	7,732
Securities sold under agreement to repurchase	103,762	104,003	104,588
Advance payments by borrowers for taxes
and insurance	2,989	1,483	3,071
Long-term debt	118,736	118,800	103,988
Other liabilities	5,408	4,365	3,125
Total liabilities	694,600	685,055	677,895

Stockholders' equity:
Preferred stock, $.01 par value per share,
5,000,000 shares authorized, 7,000 shares issued	6,640	—	—
Common stock, $.01 par value per share,
10,000,000 shares authorized, 3,658,714,
3,647,854, and 3,629,846 shares issued	36	36	36
Treasury stock, 619,129, 619,129, and 619,129 shares	(10,382)	(10,382)	(10,382)
Additional paid-in capital	46,289	45,931	45,673
Retained earnings	13,011	12,268	13,557
Accumulated other comprehensive loss, net of tax	(8,886)	(5,698)	(1,936)
Total stockholders' equity	46,708	42,155	46,948

Total liabilities and stockholders' equity	$741,308	$727,210	$724,843

Other Data

	2008	2007

Annualized return on average assets	0.91%	0.47%
Annualized return on average equity	15.66%	7.33%
Equity to assets	6.30%	5.80%
Interest rate spread (tax equivalent)	2.52%	1.96%
Net interest margin (tax equivalent)	2.75%	2.27%
Non-interest expense to average assets	1.75%	1.69%
Loan loss allowance to net loans	0.76%	0.67%
Non-performing loans and foreclosed real
estate to total assets at end-of-period	1.24%	1.23%